Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-147958

NORTHERN STATES POWER COMPANY

(a Minnesota corporation)

$250,000,000 1.950% FIRST MORTGAGE BONDS, SERIES DUE AUGUST 15, 2015

$250,000,000 4.850% FIRST MORTGAGE BONDS, SERIES DUE AUGUST 15, 2040

Issuer:	Northern States Power Company (a Minnesota corporation)
Issue Format:	SEC Registered
Ratings*:	A1/A/A+ (Stable/Stable/Stable) (Moody’s/Standard & Poor’s/Fitch)
Note Type:	First Mortgage Bonds
Pricing Date:	August 4, 2010
Settlement Date:	August 11, 2010
Interest Payment Dates:	Each February 15 and August 15, commencing February 15, 2011
Principal Amount:	$250,000,000	$250,000,000
Maturity Date:	August 15, 2015	August 15, 2040
Reference Benchmark:	1.750% due July 31, 2015	4.625% due February 15, 2040
Benchmark Price:	100–21	109–16+
Benchmark Yield:	1.612%	4.068%
Re-offer Spread:	+38 bps	+80 bps
Re-offer Yield:	1.992%	4.868%
Coupon:	1.950%	4.850%
Issue Price to Public:	99.801%	99.717%
Make-Whole Call:	Prior to May 15, 2015, T+5 bps	Prior to February 15, 2040, T+10 bps
Par Call:	On or after May 15, 2015	On or after February 15, 2040
Minimum Denominations:	$1,000
Joint Bookrunners:	BNY Mellon Capital Markets, LLC Citigroup Global Markets Inc. RBS Securities Inc.
Co-Managers:	Mitsubishi UFJ Securities (USA), Inc.
U.S. Bancorp Investments, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC, toll free at 1-800-269-6864, Citigroup Global Markets Inc., toll free at 1-877-858-5407 or RBS Securities Inc., toll free at 1-866-884-2071.